Exhibit 10.4
AGREEMENT
          This Agreement (this “Agreement”), effective as of November 8, 2005, is made by and between Vought Aircraft Industries, Inc., a Delaware corporation (the “Company”), and William J. McMillan (“Mr. McMillan”).
          WHEREAS, Mr. McMillan has been a Member of the Board of Directors of the Company (the “Board”);
          WHEREAS, Mr. McMillan has resigned from his position as a Member of the Board, effective September 1, 2005, and has assumed the position of Director Emeritus;
          WHEREAS, Mr. McMillan has been entitled to receive certain compensation from the Company in connection with his prior service as an employee of the Company and/or as a Member of the Board, including certain Board fees, certain Stock Options (the “Options”) under the Amended and Restated 2001 Vought Aircraft Industries, Inc. Stock Option Plan (the “Plan”) and certain benefits under the terms of a Letter Agreement, dated November 28, 2000, between Mr. McMillan and the Company (the “Letter Agreement”);
          WHEREAS, in connection with his prior employment with the Company, Mr. McMillan had purchased certain shares of common stock of the Company (the “Shares”) and has also executed a Promissory Note in connection with the purchase of certain of those Shares (the “Promissory Note”); and
          WHEREAS, the Company and Mr. McMillan mutually desire to settle and forever resolve any and all obligations that may exist regarding compensation payable to Mr. McMillan as a result of his employment with the Company and his service and as a Member of the Board.
          NOW, THEREFORE, in consideration of the covenants and undertakings contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Mr. McMillan hereby agree as follows:
          1. Payment by Company. In exchange for the provisions set forth, the Company shall pay Mr. McMillan: (a) the amount of five hundred thousand dollars ($500,000) payable within three (3) business days following the execution of this Agreement, and (b) an additional amount of one million eight hundred ten thousand dollars ($1,810,000) payable on March 1, 2006. In addition, the Promissory Note is hereby cancelled contemporaneously with the execution of this Agreement and Mr. McMillan shall have no further obligation to the Company in connection with the Promissory Note.
          2. Satisfaction of Obligations. Mr. McMillan acknowledges and agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Mr. McMillan by the Company with respect to all compensation to which Mr. McMillan may otherwise be entitled in connection with his employment with the Company and/or his service as a Member of the Board, including, but not limited to, any rights under the Letter Agreement.

          Mr. McMillan hereby waives, relinquishes and gives up all of his right, title and interest in or to all such compensation including his right, title and interest in or to the Shares and his right, title and interest in or to the Options and the shares subject thereto (including under the applicable option agreement(s) and the Plan as it relates to the Options), and Mr. McMillan hereby agrees that such Options are hereby cancelled and shall be deemed null and void and of no force or effect.
          3. Resignation as Director Emeritus. Mr. McMillan shall resign from his position as Director Emeritus effective December 31, 2005.
          IN WITNESS WHEREOF, the Company and Mr. McMillan have caused this Agreement to be executed effective as of the date first above written.

VOUGHT AIRCRAFT INDUSTRIES, INC.
By:	/s/ Tom D. Risley

Name:	Tom D. Risley
Title:	Chairman, President & Chief Executive Officer
DIRECTOR
/s/ William J. McMillan

William J. McMillan